The business integration described in this press release involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

June 10, 2025

To Whom It May Concern

Company name: Hino Motors, Ltd.

Representative: Satoshi Ogiso, President & CEO,
Member of the Board of Directors,

(Code Number: 7205 TSE, Prime, NSE, Premier)

Contact Person: Makoto Iijima, General Manager, Corporate Communications Dept, Public Affairs Div.
Phone: (042) 586-5494

Notice Concerning Issuance of Common Shares and Class A Shares by Way of Third-Party Allotment

Hino Motors, Ltd. (the “Company”) hereby announces that it has resolved, at its Board of Directors meeting held today, to issue, by way of third-party allotment to the Allottee (as defined below), common shares of the Company (the “Common Shares”) (the “Third-Party Allotment (Common Shares)”) and class A shares of the Company (the “Class Shares”) (the “Third-Party Allotment (Class Shares),” and together with the Third-Party Allotment (Common Shares), the “Third-Party Allotment”), as part of the business integration between the Company and Mitsubishi Fuso Truck and Bus Corporation (“MFTBC”) (the “Business Integration”), in order to use the funds for repayment of the Company’s borrowings from Toyota Motor Corporation (“Toyota” or the “Allottee”), which is a parent company of the Company, thereby improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio, and in turn achieve a smooth implementation of the Business Integration.

For details of the Business Integration, please refer to today’s “Notice Concerning Execution of Business Integration Agreement Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation”

1. Outline of offering

(1) Common share

(1) Payment period

From March 27, 2026 to September 26, 2026

The closing of the Business Integration is scheduled for April 1, 2026. However, since the timing of the closing of the Business Integration cannot be determined as of today, such payment period for the Third-Party Allotment is the period that is set considering the expected timing of the closing of the Business Integration.

(2) Number of new shares to be issued	270,915,798 shares
(3) Issue price

448 yen per share

The issue price is the simple average (rounded up to the nearest unit) of the closing price (the “Closing Price”) of the Company’s common shares in regular trading on the Tokyo Stock Exchange for the three-month period ending on the business day immediately preceding the date of resolution by the Board of Directors (held today)

regarding the determination of the issue price for the Third-Party Allotment (the “Issue Price Determination Date”) (i.e., from March 10, 2025 to June 9, 2025).
(4) Amount of funds raised	121,370,277,504 yen
(5) Method of offering or allotment (Allottee)	All of the common shares will be allocated to the Allottee by way of third-party allotment.
(6) Other	Under the share subscription agreement executed between the Company and the Allottee (the “Share Subscription Agreement”), the implementation of the Third-Party Allotment will be subject to the following conditions: It is reasonably expected that the Business Integration will be implemented with certainty, that the securities registration statement under the Financial Instruments and Exchange Act will become effective, that the Third-Party Allotment will be approved at the Company’s shareholders meeting and that the amendments of the articles of incorporation for the issuance of class A shares will be completed. Therefore, if such conditions are not satisfied, the Third-Party Allotment may not be implemented in part or in whole.

(2) Class A shares

(1) Payment period

From March 27, 2026 to September 26, 2026

The closing of the Business Integration is scheduled for April 1, 2026. However, since the timing of the closing of the Business Integration cannot be determined as of today, such payment period for the Third-Party Allotment is the period that is set considering the expected timing of the closing of the Business Integration.

(2) Number of new shares to be issued	175,512,774 shares
(3) Issue price	448 yen per share
(4) Amount of funds raised	78,629,722,752 yen
(5) Method of offering or allotment (Allottee)	All of the class A shares will be allocated to the Allottee by way of third-party allotment.
(6) Other

For details, please refer to Attachment “Terms and Conditions of Issuance of Class A Shares.”

Dividends of surplus and distribution of residual assets of class A shares are pari passu with those of common shares, and their amounts are calculated by applying the prescribed acquisition ratio (scheduled to be 1:1 unless an adjustment event occurs).

Class A shares have no voting rights and are subject to restrictions on transfer.

Class A shares are subject to a put option in exchange for common shares. The terms and conditions of the issuance of class A shares provide that such put options may be exercised at any time after the date of issuance of class A shares, but pursuant to the provisions of the Share Subscription Agreement, the Allottee shall not exercise its put options with consideration of common shares during the period from the date of issuance of class A shares to the effective date of the Business Integration.

Under the Share Subscription Agreement, the implementation of the Third-Party Allotment will be subject to the following conditions: It is reasonably expected that the Business Integration will be implemented with certainty, that the securities registration statement under the Financial Instruments and Exchange Act will become effective, that the Third-Party Allotment will be approved at the Company’s shareholders meeting and that the amendments of the articles of incorporation for the issuance of class A shares will be completed. Therefore, if such conditions are not satisfied, the Third-Party Allotment may not be implemented in part or in whole.

2. Purpose of offering

By joining forces, the Company and MFTBC aim to enhance the competitiveness of Japanese truck manufacturers, helping to strengthen the foundation of the Japanese and Asian automotive industries. In this way, the holding company to be incorporated by the integration of the Company and MFTBC (the “Integrated Company”) aims to make a meaningful and lasting contribution to society and to stakeholders, which is the ultimate reason for the companies to seek the execution of the Business Integration. Since announcing the execution of the MOU in May 2023, the companies have discussed and investigated the potential synergies the Integrated Company could offer to customers, shareholders, employees and society. Having confirmed that the industrial logic behind the integration is sound, the companies now aim to complete the Business Integration with the scheduled closing date set on April 1, 2026.

As the parent-subsidiary relationship between the Company and Toyota will cease to exist as a result of the Business Integration, the Company’s borrowings of approximately 250 billion yen from Toyota (the amount is the balance as of May 31, 2025; the “Borrowings”), which were made through Toyota’s group finance based on the parent-subsidiary relationship, will need to be settled due to the termination of the financing scheme. By conducting the Third-Party Allotment upon the Business Integration and using the proceeds as funds for the repayment of the Borrowings, the Company will be able to reduce its debt to Toyota, thereby improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio, which will in turn increase the additional external borrowing capacity for an amount equivalent to the Borrowings.

Further, it has been agreed that the Toyota and Daimler Truck AG (“Daimler Truck”) shall have an equal level of shareholding ratio in the Integrated Company after the Business Integration, and as such, in order to achieve this, adjustment will be required in regard to the shareholding ratios. Accordingly, as part of such adjustment, it is contemplated that the Company shares will be allotted to Toyota by way of the Third-Party Allotment immediately before the effective date of the Business Integration, and that such allotted shares shall be included in the shares subject to the share exchange to be conducted as part of the Business Integration (the share exchange in which the Integrated Company is the wholly-owning parent company, and the Company is the wholly-owned subsidiary), thereby increasing Toyota’s shareholding ratio in the Integrated Company immediately after the Business Integration. Toyota and Daimler Truck will adjust their respective shareholdings (partial transfer of MFTBC shares from Daimler Truck to Toyota) so that their respective shareholding ratios in the Integrated Company after the Business Integration will be equal. Also, it is expected that, within a certain period of time after the effective date of the Business Integration, the shareholding ratio of each company in the Integrated Company will be reduced to 25% of the total number of issued shares (with respect to the voting right ratio: Toyota, 19.9%; Daimler Truck, 26.7%) at the same time, immediately after, or some time following the effective date of the Business Integration, through a method mutually agreed upon between Toyota and Daimler Truck (for example, through a secondary public offering of the shares of the Integrated Company) within a certain period following the effective date of the Business Integration as mutually agreed upon by Toyota and Daimler Truck. In addition, while Toyota will no longer be the parent company of the Company as a result of the Business Integration, given that Toyota is engaged in the light-duty truck business in Japan, from the viewpoint of respecting the independent business operations of the Integrated Company and in light of competition law, it has been determined that it would be appropriate to set the ratio of Toyota’s voting rights in the Integrated Company to be less than 20%. Therefore, it is expected that class A shares, which are non-voting class shares, will be issued in the Third-Party Allotment in addition to common shares, and by using such class A shares, Toyota’s voting rights in the Integrated Company will be adjusted to less than 20%.

Based on the above, the Company has decided to conduct the Third-Party Allotment based on the judgment that it will contribute to the smooth implementation of the Business Integration and, in turn, enhance our corporate value and shareholder value.

3. Amount of funds to be procured, use of funds, and scheduled time of expenditure

(1) Amount of funds to be procured

	Common shares	Class A shares
(i) Total amount to be paid	121,370,277,504 yen	78,629,722,752 yen
(ii) Estimated cost of issuance	434,795,971 yen	285,204,029 yen
(iii) Estimated net proceeds	120,935,481,533 yen	78,344,518,723 yen
(Note)	1.	The estimated cost of issuance is the amount equivalent to the registration tax and attorneys’ fees.
2.	The estimated cost of issuance does not include consumption tax, etc.

(2) Specific use of funds to be procured and scheduled time of expenditure

As stated in “2. Purpose of offering” above, the Third-Party Allotment is to be conducted for the purpose of achieving a smooth implementation of the Business Integration by, as part of the Business Integration, using the funds from the Third-Party Allotment for repayment of the Borrowings of the Company from the Allottee, thereby reducing the amount of debt owed by the Company to the Allottee and in turn improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio. In addition, the Third-Party Allotment is to be conducted for the purpose of equity adjustment in the Business Integration, and adjustment of the voting rights ratio of Toyota in the Integrated Company after the Business Integration by utilizing non-voting class shares. Therefore, it is not the purpose of the capital increase to raise funds for the Company other than the repayment of the Borrowings. The estimated net proceeds mentioned above will be used as funds for the partial repayment of the Borrowings on the payment date for the Third-Party Allotment. It is stipulated in the Share Subscription Agreement that the remaining balance of the Borrowings, after the allocation of the net proceeds from the Third-Party Allotment, shall be repaid by the effective date of the Business Integration.

4. Approach to reasonableness of use of funds

As stated in “2. Purpose of offering” above, raising funds is not the purpose of the Third-Party Allotment other than the repayment of the Borrowings; rather the proceeds will be used for the purposes stated in “(2) Specific use of funds to be procured and scheduled time of expenditure“ of “3. Amount of funds to be procured, use of funds, and scheduled time of expenditure” above, which will contribute to the smooth implementation of the Business Integration and, in turn, enhance both the corporate value of the Company and the shareholder value of the Company. Therefore, the Company believes that the issuance of the Common Shares and the Class Shares by way of the Third-Party Allotment is reasonable.

5. Reasonableness of terms and conditions of issuance, etc.

(1) Basis and specifics of the calculation of the amount to be paid in

(i) Third-Party Allotment (Common Shares)

The amount to be paid in for the Third-Party Allotment (Common Shares) is equal to the simple average of the Closing Price for the three-month period ending on the business day immediately preceding the Issue Price Determination Date (from March 10, 2025 to June 9, 2025) (rounded up to the nearest unit). This is because in light of the current unstable stock price situation, it was determined that adopting a certain average stock price, which is a leveled value, is a more objective and reasonable basis for calculation than using one specific point in time, as it eliminates special factors such as the temporary stock price fluctuations caused by the U.S. tariff policies, etc.

In addition, the Company determined that a one-month average period could be strongly affected by short-term market fluctuations for reasons such as instability in the stock market during that period and speculative reports regarding the Business Integration made in May 2025. On the other hand, in relation to the six-month average, on April 24, 2025 the Company announced its financial results for the fiscal year ended March 31, 2025, which encompasses the historical share prices for an extended period of time up to such announcement of financial results, and thus the Company has determined that adopting the three-month average would more appropriately reflect the current corporate value of the Company. The amount to be paid is a discount of 0.36% from the Closing Price on the business day immediately preceding the Issue Price Determination Date, a discount of 3.66% to 465 yen (rounded up to the nearest unit), which is the average Closing Price for the one-month period up to the business day immediately preceding the Issue Price Determination Date (from May 12, 2025 to June9, 2025), and a discount of 6.08% to 477 yen (rounded up to the nearest unit), which is the average Closing Price for the six-month period up to the business day immediately preceding the Issue Price Determination Date (from December 10, 2024 to June 9, 2025).

In addition, while the “Guidelines Concerning Handling of Allotment of New Shares to a Third Party” of the Japan Securities Dealers Association stipulate that, when a listed company issues shares through a third-party allotment, the amount to be paid in should, in principle, be not less than the amount obtained by multiplying by 0.9 the share price on the trading day immediately preceding the date of the board resolution regarding the issuance of shares, they also provide that, taking into account the price or trading volume up to the trading day immediately preceding the resolution, the price may be set at not less than the amount obtained by multiplying by 0.9 the average price for the period appropriately required to determine the amount to be paid in (maximum of six months), ending on the trading date immediately preceding the date of such resolution. The amount to be paid in for the Third-Party Allotment (Common Shares) complies with the Guidelines and the Company believes that such amount is not be an amount particularly favorable to the Allottee under Article 199, Paragraph 3 of the Companies Act.

In addition, all four of the Company’s auditors (including two outside auditors) have also expressed the opinion that, for the same reasons as above, the amount to be paid in determined by the above method does not fall under the category of an amount particularly favorable to the Allottee under Article 199, Paragraph 3 of the Companies Act and is therefore lawful.

However, since the Third-Party Allotment (Common Shares) will be implemented as part of the Business Integration and the payment period is scheduled to be from March 27, 2026, to September 26, 2026, the market price of the Company’s common shares may fluctuate significantly by the time of payment. Therefore, depending on the share price fluctuations during that period, there may be a large discrepancy between the amount to be paid in for the Third-Party Allotment (Common Shares), which is the same amount as the simple average of the Closing Price for the three-month period ending on the business day immediately preceding the Issue Price Determination Date, and the market share price at the time of payment. Therefore, although, as stated above, the Company has determined that the amount to be paid in for the Third-Party Allotment (Common Shares) is not particularly favorable to the Allottee, the Company believes it is appropriate to carefully confirm the intent of its shareholders and, out of prudence, the Company plans to implement the Third-Party Allotment (Common Shares) subject to approval by a special resolution at a general meeting of shareholders. Given that the Third-Party Allotment (Common Shares) will be implemented as part of the Business Integration, the Company plans to obtain the above approval for the Third-Party Allotment (Common Shares) at the shareholders’ meeting pertaining to the approval of the Business Integration.

(ii) Third-Party Allotment (Class Shares)

The Company has determined the amount to be 448 yen per share, as result of a full-scale negotiations with the Allottee, in consideration of certain assumptions affecting the value of class A shares, and in comprehensive consideration of the purpose of conducting the Third-Party Allotment, the use of funds, and other factors as described above.

With respect to the amount to be paid in, the Third-Party Allotment will reduce the Company’s debt to the Allottee due to the cessation of the parent-subsidiary relationship as resulting from the Business Integration, and will facilitate the Business Integration by improving its financial condition, such as by way of strengthened capital and enhanced equity ratio. Taking these factors into consideration, as well as the progress of discussion with the Allottee regarding the economic terms and conditions regarding the terms of class A shares, the Company has determined that the amount to be paid in for the class A shares is reasonable and does not fall under the category of an amount particularly favorable to the Allottee as set forth in Article 199, Paragraph 3 of the Companies Act. Class A shares are not accompanied by preferred dividends, and the acquisition ratio for the put option in exchange for common shares is scheduled to be 1:1 unless an adjustment event occurs, and hence there is no substantial difference in the terms and economic value of class A shares and common shares of the Company except that class A shares do not have voting rights. Therefore, the Company believes that it is reasonable to set the amount to be paid in for the class A shares at the same amount as the amount to be paid in for the Third-Party Allotment (Common Shares).

In addition, all four of the Company’s auditors (including two outside auditors) have opined that, for the same reasons as above, the amount to be paid in determined by the above method does not fall under the category of an amount particularly favorable to the Allottee under Article 199, Paragraph 3 of the Companies Act, and is therefore lawful.

However, since the calculation of the fair value of class shares, which do not have an objective market price, is extremely sophisticated and complicated, and there may be various opinions on the valuation, and the market share price of the Company’s common shares, which is used as a reference in calculating the value of the class A shares, may fluctuate significantly by the time of the payment, the Company cannot completely rule out the possibility that the amount to be paid in (448 yen per share) might be considered particularly favorable to the Allottee. Therefore, out of prudence, the Company plans to implement the Third-Party Allotment (Class Shares) subject to approval by a special resolution at a general meeting of shareholders. Given that the Third-Party Allotment (Class Shares) will be implemented as part of the Business Integration, the Company plans to seek approval for the Third-Party Allotment (Class Shares) at the shareholders’ meeting pertaining to the approval of the Business Integration.

(2) Basis for determining that the number of shares to be issued and the scale of share dilution are reasonable

The number of shares to be issued by the Third-Party Allotment is 446,428,572 (270,915,798 common shares and 175,512,774 class A shares) and the number of corresponding voting rights is 2,709,157. The dilution ratio of the common shares (the denominator of which is 574,580,850 shares, being the total number of shares issued by the Company as of March 31, 2025 (total voting rights of 5,737,805)) is equal to 47.15% (the ratio in terms of voting rights is 47.22% (rounded to the nearest second decimal place) of the total number of voting rights). Class A shares are subject to a put option in exchange for common shares. If this put option is exercised, 175,512,774 common shares will be delivered and the number of corresponding voting rights will be 1,755,127. Assuming that the put option is exercised at this time, the total in respect of common shares to be delivered and the number of common shares to be issued through the Third-Party Allotment (Common Shares) will be 446,428,572 shares and the number of corresponding voting rights will be 4,464,285, which is 77.70% of the total number of issued shares of the Company (574,580,850 shares) (77.80% (rounded to the nearest second decimal place) of the total number of voting rights of 5,737,805) as of March 31, 2025. Therefore, the Third-Party Allotment is expected to cause a large dilution of the Company’s shares.

However, although such dilution is expected to occur, the Company believes that the Third-Party Allotment will contribute to the smooth implementation of the Business Integration and, in turn, enhance both the corporate value of the Company and the shareholder value of the Company, and that the number of shares to be issued and the scale of dilution of the shares are reasonable in light of the purpose of conducting the Third-Party Allotment and the use of the proceeds as described above.

6. Reasons, etc., for selection of the Allottee

(1) Overview of the Allottee

(1)	Name	Toyota Motor Corporation
(2)	Address	1, Toyota-Cho, Toyota City, Aichi Prefecture
(3)	Title and Name of Representative	Koji Sato, Representative Director and President
(4)	Description of Business	Automotive operations, financial services operations and all other operations
(5)	Stated Capital	635,402 million yen (as of March 31, 2025)
(6)	Date of Incorporation	August 28, 1937
(7)	Number of Issued Shares	15,794,987,460 shares (as of March 31, 2025)
(8)	Fiscal Year End	March 31
(9)	Number of Employees	383,853 (consolidated basis) (as of March 31, 2025)
(10)	Major Trading Partner(s)	-
(11)	Main Bank(s)	-
(12)	Major Shareholders and Shareholding Ratios (Note 1) (as of March 31, 2025)	The Master Trust Bank of Japan, Ltd.	13.84%
		Toyota Industries Corporation	9.14%
		Custody Bank of Japan, Ltd.	6.22%
		Nippon Life Insurance Company	4.85%
		STATE STREET BANK AND TRUST COMPANY (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)	4.38%
		JP MORGAN CHASE BANK (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)	4.21%
		Denso Corporation	3.45%
		The Bank of New York Mellon as Depositary Bank for Depositary Receipt Holders (Standing Proxy: Sumitomo Mitsui Banking Corporation)	2.57%
		Toyota Fudosan Co., Ltd.	1.91%
		Mitsui Sumitomo Insurance Company, Limited	1.56%

(13)			Relationship between the Companies (as of May 31, 2025)
Capital Relationship	The Allottee holds 50.14% (287,897 thousand shares) of the outstanding shares issued by the Company.
Personnel Relationship	Toyota has dispatched 1 director to the Company. 15 employees have been seconded by the Allottee to the Company, and 22 employees have been seconded by the Company to the Allottee.
Business Relationship	The Company is contracted by the Allottee to manufacture passenger vehicles and certain light-duty trucks. The Company also supplies light-duty trucks as an OEM.
Status as Related Parties	The Allottee is the Company’s parent company, which makes it a related party of the Company.
(14)			Results of Operations and Financial Condition on a Consolidated Basis for the Last 3 Years (IFRS basis; in million yen, unless otherwise specifically indicated)
Fiscal Years	Fiscal Year Ended March 31, 2023	Fiscal Year Ended March 31, 2024	Fiscal Year Ended March 31, 2025
Toyota Motor Corporation Shareholders’ Equity	28,338,706	34,220,991	35,924,826
Total Assets	74,303,180	90,114,296	93,601,350
Toyota Motor Corporation Shareholders’ Equity per Share (in yen)	2,089.08	2,539.75	2,753.09
Sales Revenues	37,154,298	45,095,325	48,036,704
Operating Income	2,725,025	5,352,934	4,795,586
Income Before Income Taxes	3,668,733	6,965,085	6,414,590
Net Income Attributable to Toyota Motor Corporation	2,451,318	4,944,933	4,765,086
Earnings per Share Attributable to Toyota Motor Corporation - Basic (in yen)	179.47	365.94	359.56
Cash Dividends per Common Share (in yen)	60.00	75.00	90.00

(Note)	1.	The shareholding ratios are calculated based on the total number of issued shares excluding treasury shares.
2.	The Allottee is listed on the Tokyo Stock Exchange Prime Market and the Nagoya Stock Exchange Premier Market, and, in the “Report on Corporate Governance” submitted by the Allottee to the Tokyo Stock Exchange on June 25, 2024, the Allottee declares, as part of the statements made in connection with the internal control systems, etc., that it excludes anti-social forces. The Company has confirmed on the website of the Tokyo Stock Exchange the Allottee’s basic stance toward the exclusion of anti-social forces and the status of the implementation of relevant systems, and has determined that neither the Allottee nor any of its officers is an individual, a company or any other organization that engages in any acts of violence or force or any fraud or other criminal acts seeking to gain economic benefits (“Specified Organizations, etc.”), nor do they have any relationship with Specified Organizations, etc.

(2) Reason for selecting the Allottee

As stated in “2. Purpose of offering” above, the Third-Party Allotment is to be conducted as part of the Business Integration for the purpose of reducing the Company’s debt to the Allottee following the cessation of the parent-subsidiary relationship as a result of the Business Integration, and to facilitate the Business Integration by improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio. In addition, the Third-Party Allotment is to be conducted for the purpose of adjustment of the voting rights ratio of the Allottee in the Integrated Company after the Business Integration by utilizing non-voting class shares. The Company has therefore selected Toyota as the Allottee.

(3) Holding policy of the Allottee

With respect to the Common Shares and Class Shares to be issued by way of the Third-Party Allotment, the Integrated Company will acquire the Company’s shares, including the Common Shares and Class Shares, through a share exchange to be implemented as part of the Business Integration, in which share exchange the Integrated Company is the wholly-owning parent company and the Company is the wholly-owned subsidiary. As stated in today’s press release “Notice Concerning Execution of Business Integration Agreement Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation”, in order to increase the tradable share ratio of the Integrated Company, within a certain period of time after the Business Integration, the Allottee and Daimler Truck plan to reduce their respective shareholding ratios in the Integrated Company to 25% of the total number of issued shares (with respect to the voting right ratio: Toyota, 19.9%; Daimler Truck Diamond, 26.7%) at the same time, immediately after, or some time following the effective date of the Business Integration, through a method mutually agreed upon between Toyota and Daimler Truck (for example, through by means of a secondary public offering of the shares of the Integrated Company) within a certain period following the effective date of the Business Integration as mutually agreed upon by Toyota and Daimler Truck. However, the Company intends to obtain a commitment letter from the Allottee agreeing that, if the Allottee transfers all or part of the Common Shares and the Class Shares within two years of the payment pertaining to the Third-Party Allotment, the Allottee shall report the details of such transfer in writing to the Company, and the Company shall, in turn, report the details of such report to the Tokyo Stock Exchange, and the details of such report shall be made available to the public for inspection.

(4) Details of confirmation of the existence of assets required for payment by the Allottee

Based on the Consolidated Financial Statements as stated in the FY2025 Consolidated Financial Results dated May 8, 2025 of the Allottee, the Company has determined that the Allottee has sufficient cash, deposits and other liquid assets to make payment for the Third-Party Allotment, and that there will be no issues with regard to such payment.

7. Major Shareholders and Shareholding Ratio after the Third-Party Allotment

(1) Common shares

Before offering (as of March 31, 2025)
Toyota Motor Corporation	50.14%
The Master Trust Bank of Japan, Ltd.	10.30%
Custody Bank of Japan, Ltd.	3.27%
STATE STREET BANK AND TRUST COMPANY 505001 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)	1.69%
HSBC BANK PLC A/C M AND G (ACS) VALUE PARTNERS CHINA EQUITY FUND (Standing Proxy: Custody Business Department of The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch)	1.37%
STATE STREET BANK AND TRUST COMPANY 505223 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.	0.77%
JP MORGAN CHASE BANK 385781 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)	0.67%
STATE STREET BANK WEST CLIENT - TREATY 505234 (Standing Proxy: Settlement & Clearing Services Department of Mizuho Bank, Ltd.)	0.62%

Hino Motors Employees' Stock Ownership Association	0.56%
Tokio Marine & Nichido Fire Insurance Co., Ltd.	0.52%
(Note)	1.	Based on the shareholders’ register as of March 31, 2025.
2.	The shareholding ratio is the ratio to the total number of shares issued and outstanding (excluding treasury stock). The figures are rounded to the second decimal place.
3.	As stated in “(3) Holding policy of the Allottee” in “6. Reasons, etc. for selection of the Allottee” above, the Common Shares to be issued by way of the Third-Party Allotment (Common Shares) will be acquired by the Integrated Company through a share exchange, and there is no long-term commitment by the Allottee to hold these Common Shares. Therefore, there is no statement of the major shareholders and their shareholding ratios after the offering.

(2) Class A shares

Before offering (as of today)	After offering
Not Applicable.	Toyota Motor Corporation	100.00%

8. Future outlook

At this time, no impact on the financial results for the fiscal year ending March 31, 2026 and beyond is anticipated.

9. Matters related to procedures under the Code of Corporate Conduct

Since the issuance of the Common Shares and the Class Shares in the Third-Party Allotment is expected to result in a dilution ratio of 25% or more, it is a requirement to obtain an opinion from an independent third party or confirming the intent of the shareholders as provided for in Rule 432 of the Securities Listing Regulations established by the Tokyo Stock Exchange and Rule 440 of the Securities Listing Regulations established by the Nagoya Stock Exchange. Therefore, the Company plans to confirm the intent of its shareholders at the meeting of shareholders scheduled to be held for the Business Integration.

10. Transactions, etc. with Controlling Shareholder

(1) Applicability of transactions, etc. with the controlling shareholder and compliance with the policy on measures to protect minority shareholders

Toyota, the Allottee in the Third-Party Allotment, is the parent company of the Company, and therefore the Third-Party Allotment constitutes a transaction with the controlling shareholder. The compliance of the Third-Party Allotment with respect to the “Policy on Measures to Protect Minority Shareholders in Conducting Transactions, etc. with Controlling Shareholder” indicated in the Corporate Governance Report disclosed by the Company on July 3, 2024 is as follows.

In respect of the Third-Party Allotment, after holding discussions with the special committee that is composed only of independent outside directors, and obtaining a report confirming that the Third-Party Allotment would not be disadvantageous to the Company’s minority shareholders, all of the directors of the Company, excluding Mr. Jun Nagata, attended the Company’s Board of Directors meeting held today and all members in attendance deliberated on and resolved to approve the Third-Party Allotment. Of the Company’s directors, Mr. Jun Nagata, who had been an operating officer of Toyota until December 2024 and, as of today, dispatched from Toyota (part-time contract employee) to the Company as a director, has, or is likely to have, a conflict of interest in relation to the Third-Party Allotment. Therefore, he did not participate in discussions and negotiations regarding the Third-Party Allotment and did not participate in deliberations regarding the Third-Party Allotment at the Company’s Board of Directors meeting detailed above. As a result of these measures, the Company believes that the Third-Party Allotment follows the Company’s “Policy on Measures to Protect Minority Shareholders in Conducting Transactions, etc. with Controlling Shareholder.”

The “Policy on Measures to Protect Minority Shareholders in Conducting Transactions, etc. with Controlling Shareholder” indicated in the Corporate Governance Report disclosed on July 3, 2024 is as follows.

4.	Policy on Measures to Protect Minority Shareholders in Conducting Transactions, etc. with Controlling Shareholder

The parent company of the Company is Toyota Motor Corporation which owns 50.2% of the voting rights of the Company as of March 31, 2024. The Company determines sales of products to the parent company, etc. based on price negotiations in each fiscal year, taking into account the market price of raw materials and number of units manufactured on a consignment basis, etc.

With respect to the purchase of parts, etc., the Company determines a reasonable price based on discussions with Toyota Motor Corporation, sufficiently taking into account market prices, etc. in the same manner as determining the terms and conditions of general transactions.

The Company determines interest rates at the time of borrowing money in the same manner as determining those in general transactions, taking into account market interest rates. With respect to these material transactions between the Company and the parent company group, the Company determines the appropriateness of transactions at Board of Directors meetings after holding discussions with and obtaining a report from a special committee that is composed of only independent outside directors. Accordingly, the Company believes that transactions with the parent company do not and will not harm the Company and the rights of its minority shareholders.

(2) Measures to ensure fairness and avoid conflicts of interest

As described in “(1) Applicability of transactions, etc. with the controlling shareholder and compliance with the policy on measures to protect minority shareholders” above, the Third-Party Allotment constitutes a transaction with the controlling shareholder, and the Company has determined that measures to ensure fairness and to avoid conflicts of interest are necessary. The Board of Directors of the Company has carefully discussed and deliberated on the terms and conditions of the Third-Party Allotment.

In light of this, the Company is implementing the following measures to ensure fairness in the Business Integration.

(I) Advice from an independent financial advisor

The Company has retained Nomura Securities Co., Ltd. as a financial advisor in the Third-Party Allotment, and received their advice from a financial perspective. Nomura Securities Co., Ltd. does not have any significant interests in the Company or Toyota.

(II) Advice from an independent legal advisor

The Company has retained Nagashima Ohno & Tsunematsu as a legal advisor in the Third-Party Allotment, and received legal advice on various procedures related to the Third-Party Allotment, decision-making methods and decision-making processes, etc. Nagashima Ohno & Tsunematsu does not have any significant interests in the Company or Toyota.

Furthermore, the Company is implementing the following measures to avoid conflicts of interest.

(I) Obtaining a report from the Special Committee that has no interests in the Company

In order to take care in making decisions regarding the promotion and implementation of the Third-Party Allotment prior to deliberation and resolution whether or not to approve the Third-Party Allotment and in order to eliminate any possibility of arbitrariness and conflicts of interest in the decision-making process of the Company’s Board of Directors regarding the Third-Party Allotment and to ensure the fairness of the decision-making process, as well as to obtain an opinion on whether there is any disadvantage to its minority shareholders from the decision of its Board of Directors to promote and implement the Third-Party Allotment, the Company consulted with the special committee of the Company (the “Special Committee”) which was established in FY2022 in order to determine the appropriateness of material transactions with Toyota Group.

The Special Committee consists of four (4) members: Mr. Motokazu Yoshida, Mr. Koichi Muto, Mr. Masahiro Nakajima and Ms. Shoko Kimijima, who are outside directors and independent officers having no interests in the Company or Toyota. The Company asked the Special Committee for examination and determination on (a) the legitimacy and reasonableness of the purpose of the Third-Party Allotment, (b) the appropriateness of the terms and conditions of the Third-Party Allotment, (c) the fairness of the procedures for the Third-Party Allotment, and (d) whether the implementation of the Third-Party Allotment would be disadvantageous to minority shareholders of the Company, taking (a) through (c) above into consideration, and providing its opinion to the Company’s Board of Directors (collectively, the “Consulted Matters”). The Company has not changed any of the members of the Special Committee when conducting consultations concerning the Third-Party Allotment. The compensation for services of each member does not include any contingency fee that is subject to public announcement, decision or implementation, etc. of the Third-Party Allotment.

The Company has also resolved that the decision-making by its Board of Directors regarding the Third-Party Allotment shall be made with maximum respect for the opinions of the Special Committee, and that if the Special Committee determines that the Third-Party Allotment is disadvantageous to the Company’s minority shareholders, the Company’s Board of Directors shall not decide to implement the Third-Party Allotment. Further, the Company’s Board of Directors has resolved (a) to grant authority to the Special Committee to appoint its own advisors, in which case the reasonable costs of such advisors shall be borne by the Company, and (b) to ensure that the Special Committee is in a position to substantially influence the negotiation process regarding the terms and conditions of the transactions by, for example, reporting to the Special Committee in a timely manner on the status of negotiations, hearing the opinions of the Special Committee at important junctures and negotiating upon taking into consideration any requests from the Special Committee.

The Special Committee for the Third-Party Allotment carefully considered the Consulted Matters by holding 15 meetings in total during the period from August 8, 2024 to June 10, 2025, collecting information and holding discussions from time to time as required. In addition, after considering independence, expertise and experience, the Special Committee appointed Plutus Consulting Co., Ltd. as its own financial advisor, independent of the Company or Toyota, and Anderson Mori & Tomotsune as its own legal advisor, independent of the Company or Toyota.

Based on the foregoing, the Special Committee has received timely explanation from, and conducted question-and-answer sessions, etc. with, the Company, the Company’s financial advisor, Nomura Securities Co., Ltd., and the Company’s legal advisor, Nagashima Ohno & Tsunematsu, concerning the negotiation process and decision-making process of various terms and conditions of the Third-Party Allotment, including the significance of the Third-Party Allotment, and the scheme of the Third-Party Allotment; and through such process, the Special Committee has verified the reasonableness thereof. Furthermore, based on advice from its financial advisor, Plutus Consulting Co., Ltd., and its legal advisor, Anderson Mori & Tomotsune, the Special Committee has been involved in the negotiation process by providing its opinions at important junctures and giving instructions and requests to the Company.

Under such circumstances, the Special Committee, on the premise of each of the above explanations, advice from its advisors and other materials for consideration, carefully deliberated and examined the Consulted Matters, and submitted to the Company’s Board of Directors a report dated June 10, 2025 to the effect that (a) the purposes of the Third-Party Allotment would be legitimate and reasonable to a certain extent; (b) there are no special circumstances where the terms and conditions of the Third-Party Allotment would be inappropriate; (c) the procedures for the Third-Party Allotment would be fair; and, (d) it would not be disadvantageous to the Company’s minority shareholders to execute the Share Subscription Agreement and implement the Third-Party Allotment if the conditions precedent to the Third-Party Allotment set forth in the Share Subscription Agreement are satisfied, taking (a) through (c) above into consideration. For a summary of the report, please refer to “(3) Overview of the opinions obtained from parties with no interests in the controlling shareholder regarding the matter that the relevant transactions, etc. are not disadvantageous to the minority shareholders”.

(II) Approval of all directors who have no interest in the Company

All directors of the Company excluding Mr. Jun Nagata attended the Company’s Board of Directors meeting held today and all members in attendance deliberated on and resolved to approve the Third-Party Allotment. Of the Company’s directors, Mr. Jun Nagata, who had been an operating officer of Toyota until December 2024 and, as of today, dispatched from Toyota (part-time contract employee) to the Company as a director, has, or is likely to have, a conflict of interest in relation to the Third-Party Allotment. Therefore, he did not participate in discussions and negotiations regarding the Third-Party Allotment, and did not participate in deliberations regarding the Third-Party Allotment at the Company’s Board of Directors meeting.

(3) Overview of the opinions obtained from parties with no interests in the controlling shareholder regarding the matter that the relevant transactions, etc. are not disadvantageous to the minority shareholders

As described in “(I) Obtaining a report from the Special Committee that has no interests in the Company” of “(2) Measures to ensure fairness and avoid conflicts of interest” above, in order to take care in making decisions regarding the implementation of the Third-Party Allotment and in order to eliminate any possibility of arbitrariness and conflicts of interest in the decision-making process of its Board of Directors and to ensure the fairness thereof, as well as to obtain its opinion on whether there are any disadvantages to the Company’s minority shareholders from the decision of its Board of Directors to implement the Third-Party Allotment, the Company consulted with the Special Committee on the Consulted Matters.

As a result, on June 10, 2025, the Company received a report from the Special Committee concerning the implementation of the Third-Party Allotment as outlined below.

I. Conclusion of Report

(a)	The legitimacy and reasonableness of the purpose of the Third-Party Allotment
The Third-Party Allotment can contribute to enhancing the Company’s corporate value, and its purpose would be legitimate and reasonable to a certain extent. As of the date the Report was prepared, there are no special circumstances where such legitimacy or reasonableness is denied.
(b)	The appropriateness of the terms and conditions of the Third-Party Allotment
Given that, respectively, the negotiation status in respect of the Third-Party Allotment, and the conditions set forth in the Share Subscription Agreement, cannot be said to be unreasonable, there have not been found to be any special circumstances that support a determination that the terms and conditions of the Third-Party Allotment are improper, including the fact that none of the terms and conditions of the Third-Party Allotment is of particular detriment to minority shareholders (general shareholders).

(c)	The fairness of the procedures for the Third-Party Allotment
There are no circumstances which create doubt as to the fairness of the system of deliberations and negotiations on the terms and conditions of the Third-Party Allotment or of the negotiations and decision-making process regarding the terms and conditions of the Third-Party Allotment, etc., and, given that measures to ensure fairness have been taken in the course of implementing the Third-Party Allotment, the procedures for the Third-Party Allotment are considered fair.
(d)	Whether the implementation of the Third-Party Allotment would be disadvantageous to minority shareholders of the Company, taking (a) through (c) above into consideration
Taking into consideration (a) through (c) above, since it cannot be said to be unreasonable to execute the Share Subscription Agreement, and implement the Third-Party Allotment if the conditions precedent to the Third-Party Allotment set forth in the Share Subscription Agreement are satisfied, it would not be disadvantageous to the Company’s minority shareholders to implement the Third-Party Allotment.

II. Reasons for Conclusions of Report

(a)	Legitimacy and reasonableness of the purpose of the Third-Party Allotment
A.	Purpose of the Third-Party Allotment
•	The Company has received a loan of approximately 250 billion yen from Toyota through in-house banking. Of this loan, only the 200 billion yen principal shall be subject to the following terms, and is hereinafter referred to as the “Loan,” excluding the principal and interest of other loans, etc.
•	The Company’s understanding of the business environment is as follows: it is essential to invest resources in new areas such as CASE technologies for commercial vehicles, and as Europe and China are the main players for main units and a union of commercial vehicles established with the aim of securing resources and improving the international competitiveness, the Company is not able to participate in such union at this moment. In order to respond to these changes in the business environment surrounding the Company, the Company intends, through the Business Integration, to increase management efficiency and productivity by concentrating its management resources, including funds, on the manufacture of commercial cars and trucks.
•	The Third-Party Allotment is intended to eliminate part of the debt related to the Loan and thereby to improve the Company’s financial condition and implement the Business Integration smoothly, and as described in “C. Relevance to the Business Integration” below, the implementation of the Third-Party Allotment at a reasonable price may be an advantageous factor for the Company when determining the integration ratio in the Business Integration. As described in “C. Relevance to the Business Integration” below, implementing the Third-Party Allotment at a reasonable price is considered to be an important transaction as a prerequisite for the Business Integration and to contribute to the interests of minority shareholders, since it could be an advantageous factor for the Company in determining the integration ratio in the Business Integration.
B.	The Company’s understanding of the current situation
•	The Company’s understanding of the business environment is stated above. The Company’s understanding of the management issues is as follows: in light of the circumstances such as that the Company cannot deny the possibility that the financial impact on the Company in connection with the engine issues may have a material adverse effect on the Company’s management, financial condition and cash flow position and the difficulty for the Company to shift resources to CASE technologies due to the engine issues, it is difficult for the Company to resolve the above management issues alone. In addition, in light of the Company’s current financial situation, it is difficult for the Company to obtain additional financing from financial institutions on favorable terms.

•	Therefore, unless the Company secures additional funding in some form to improve its financial situation, the Company may have difficulty securing funds to respond to the changes in the business environment described above and to pay liabilities related to the engine issues.
C.	Relevance to the Business Integration
•	In discussing the Business Integration with MFTBC, including valuation, it is a prerequisite that the Third-Party Allotment be implemented and that the Company’s financial condition be improved before the valuation is conducted. If the Third-Party Allotment is not implemented, there is concern that this may hinder the realization of the Business Integration with MFTBC itself.
•	In addition, with respect to the valuation regarding the Business Integration, if the Company’s financial condition is improved by the Third-Party Allotment, the amount of net interest-bearing debts of the Company will decrease and, accordingly, the value of the Company’s shares will increase, which is a matter that could work in the Company’s favor in the evaluation and negotiation of the integration ratio regarding the Business Integration. Therefore, the Third-Party Allotment may also benefit the Company’s minority shareholders other than Toyota.
•	In the Third-Party Allotment, non-voting class shares will be issued in addition to common shares because, while Toyota will no longer be the parent company of the Company as a result of the Business Integration, it is considered to be appropriate to maintain the percentage of voting rights held by Toyota in the Integrated Company at less than 20% from the perspective of respecting the independent business operations of the Integrated Company as well as from the perspective of competition law, given that Toyota operates a light-duty truck business in Japan.
D.	Brief Summary
•	Based on the above facts, it is considered that the implementation of the Third-Party Allotment has an important meaning as a prerequisite for the implementation of the Business Integration, and will contribute to the resolution of management issues recognized by the Company, as well as contribute to the enhancement of the Company’s corporate value. Therefore, the purpose of the Third-Party Allotment is justified and reasonable, and, in addition, may benefit minority shareholders.
(b)	Appropriateness of the terms and conditions of the Third-Party Allotment
A.	Establishment of negotiation process
•	The Company has negotiated on many occasions with Toyota in conjunction with the advice of the Company’s legal advisor and the Company’s financial advisor, and the points raised by the Company have been reflected in the Share Subscription Agreement to a certain extent. In addition, the series of negotiation process was explained to the Special Committee, discussions which included the legal advisor of the Special Committee were held, and negotiations to reflect the terms and conditions that the Special Committee considered necessary or desirable in the Share Subscription Agreement were also held. As a result, this shows that the Company has been negotiating in order to achieve the Business Integration on transactional terms and conditions that are as favorable as possible to the Company and its minority shareholders (general shareholders). Therefore, it is considered that the terms of the Third-Party Allotment do not include any terms and conditions that would be particularly disadvantageous to only the minority shareholders (general shareholders).
•	Based on the above, it is presumed that the negotiations between the Company and Toyota regarding the Share Subscription Agreement were conducted based on objective and consistent discussions equivalent to those between independent parties, and that there are no special circumstances to doubt the transparency and fairness of the agreement process.

B.	Terms and conditions of issuance of the Company’s shares
(A)	Issue price and number of shares to be issued

In the Third-Party Allotment, the total amount of the issue price of the Company’s shares shall be the same as the amount of the Loan, and the issue price per share shall be the average market share price (closing price) of the Company’s shares during the three-months immediately preceding the Issue Price Determination Date (such three-month period is hereinafter referred to as the “Calculation Period,” and such average price as the “Base Price”). The number of shares to be issued shall be the number obtained by dividing the amount of the Loan by the issue price per share.

Since the number of shares to be issued in the Third-Party Allotment will be calculated based on the market value of the Company’s shares, dilution of the per-share value held by the Company’s minority shareholders other than Toyota will be avoided.

(B)	Establishment of the Calculation Period and the appropriateness of the Base Price

The implementation date of the Third-Party Allotment is scheduled to be March 27, 2026, and since there is a gap of approximately nine months from the Issue Price Determination Date, there is a possibility that there will be a gap between the Base Price and the market price of the Company’s shares as of the implementation date of the Third-Party Allotment.

In this regard, in light of the following circumstances, it is recognized that there is a certain rationality in using the Base Price as the basis for determining the number of shares to be issued in connection with the Third-Party Allotment.

(i)	The Third-Party Allotment is an important transaction as a prerequisite for implementing the Business Integration, and when the number of shares to be issued in the Third-Party Allotment is determined based on the Base Price, the matters that will be the basis for negotiations with respect to the share exchange ratio in the Business Integration, including the financial condition of the Company, will be fixed, and therefore, it is necessary to finalize the terms and conditions of the Third-Party Allotment as soon as possible in order to proceed with the discussions on the Business Integration.
(ii)	The number of shares to be issued in the Third-Party Allotment will be calculated based on the average market price (the Base Price) of the Company’s shares in the three months immediately preceding the Issue Price Determination Date (the Calculation Period), and, thus, will not reflect fluctuations in the market price of the Company’s shares as a result of the announcement of the execution of the Business Integration Agreement regarding the Business Integration. However, such calculation method is recognized as a reasonable method based on the significant fluctuations in the stock market in 2025 due to the U.S. tariff policies, etc. , and the market price of the Company’s shares on and after the Issue Price Determination Date, including the implementation date of the Third-Party Allotment, will not necessarily increase, and, in addition, the fact of execution of the MOU regarding the Business Integration has already been publicly announced. Accordingly, it is not highly likely that the range of fluctuation in the market price of the Company’s shares after the announcement of execution of the Business Integration Agreement will be extremely large.
(iii)	The Company announced its financial results on April 24, 2025, prior to the Issue Price Determination Date, and all facts that could materially affect the market price of the Company’s shares existing at that time were disclosed in such announcement of financial results.

(iv)	If the market price of the Company’s shares as of the implementation date of the Third-Party Allotment becomes higher than the Base Price, the implementation of the Third-Party Allotment may constitute a favorable issuance under Article 199, Paragraph 3 of the Companies Act, however, the offering terms for the Third-Party Allotment will be decided by a special resolution at an extraordinary general meeting of shareholders of the Company, in anticipation that the Third-Party Allotment may constitute a favorable issuance under the Companies Act. This will provide an opportunity for minority shareholders to participate in the decision-making process regarding the Third-Party Allotment.
C.	Brief Summary
•	As described above, there are no special circumstances that would suggest that the transactional terms and conditions pertaining to the Third-Party Allotment lack appropriateness, and they can be deemed reasonable.
(c)	Fairness of Procedures for the Third-Party Allotment
A.	Establishment of the Special Committee and obtaining the report from the Special Committee
•	The Special Committee is a committee consisting of independent outside directors of the Company. Furthermore, the Special Committee carries out the roles that the special committee should play in examining the Consulted Matters.
•	In addition, based on consideration of the following points, the Special Committee is found to function effectively to ensure fairness:
(i)	The Special Committee was established at the Company with the purpose of establishing a system to supervise entire transactions in order to ensure the transparency of significant transactions and actions in which interests may conflict with Toyota, and in relation to the Third-Party Allotment, it has been consulted when the Company and Toyota have been continuing with substantive negotiations regarding the Third-Party Allotment.
(ii)	The members of the Special Committee are composed of outside directors, and it has been confirmed that they are independent of the Company and Toyota, as well as independent of the success or failure of the Third-Party Allotment.
(iii)	The Special Committee is authorized to substantively engage in the negotiation process of the terms and conditions of the transactions of the Third-Party Allotment by confirming in advance the policies to be followed in negotiations concerning the terms and conditions of transactions of the Third-Party Allotment, receiving reports on the negotiation status in a timely manner, expressing opinions at important junctures, and giving instructions and requests, and thereby ensuring the conditions by which the Special Committee could substantively influence the negotiation process of the terms and conditions of the transactions.
(iv)	The Special Committee has retained its own legal advisor and its own financial advisor that are independent of the Company and Toyota, as well as independent of the success or failure of the Third-Party Allotment. After confirming that there were no issues regarding their expertise or independence from the Company’s legal advisor and financial advisor, the Special Committee also heard their opinions as necessary.
(v)	The Special Committee also received explanations on the status of the negotiations regarding the Third-Party Allotment, which are not publicly available to the minority shareholders (general shareholders), and asked to be provided with information from others as necessary.
(vi)	Remuneration of the Special Committee members is limited to the existing remuneration as outside directors of the Company, and no contingency fee is adopted.
B.	Decision-making process

•	Of the Company’s directors, as described in “(2) Measures to ensure fairness and avoid conflicts of interest” in “10. Transactions, etc. with Controlling Shareholder” above, Mr. Jun Nagata has, or is likely to have, a conflict of interest in relation to the Third-Party Allotment and did not participate in discussions and negotiations in the Company regarding the Third-Party Allotment and will not participate in deliberations and resolutions regarding the Third-Party Allotment at meetings of the Board of Directors to be held going forward. Therefore, it can be said that the Company has made efforts to eliminate arbitrariness in the decision-making process.
C.	Involvement of advisors
•	From the perspective of ensuring fairness in the decision-making process, the Company has received advice from a legal advisor that is independent of the Company and Toyota, as well as independent of the success or failure of the Third-Party Allotment.
•	In examining the Consulted Matters, the Special Committee has received legal advice from a legal advisor of the Special Committee that is independent of the Company and Toyota, as well as independent of the success or failure of the Third-Party Allotment, concerning the Special Committee’s consideration of and deliberations on the Consulted Matters.
•	The Company has retained its own financial advisor that is independent of the Company and Toyota, as well as independent of the success or failure of the Third-Party Allotment, and received advice from a financial perspective for considering the framework for calculating the issue price and the number of shares to be issued and the corporate values of the Company.
D.	Enriching the provision of information to minority shareholders (general shareholders) and improving the transparency of procedures
•	In the Third-Party Allotment, sufficient disclosure of information will be made regarding the process leading to the execution of the Share Subscription Agreement, negotiations therefor and details of the Share Subscription Agreement, etc., including the details of the authority granted to the Special Committee, deliberations at the Special Committee, involvement in the negotiations regarding the terms and conditions of the Share Subscription Agreement with Toyota, the contents of the report from the Special Committee and the remuneration of the members of the Special Committee. Therefore, material information that will contribute to making a judgement on the appropriateness of the terms and conditions of the transactions, etc. is deemed to have been provided to the shareholders of the Company.
E.	Brief Summary
•	There are no circumstances which create doubt as to the fairness of the system of deliberations and negotiations on the terms and conditions of the Third-Party Allotment or of the negotiations and decision-making process regarding the framework of the terms and conditions of the Third-Party Allotment, etc., and, given that measures to ensure fairness have been taken in the course of implementing the Third-Party Allotment, the procedures for the Third-Party Allotment are considered fair.
(d)	Whether or not it is disadvantageous to the Company’s minority shareholders to implement the Third-Party Allotment, taking (a) through (c) above into consideration
•	In (a) to (c) above, it has been confirmed that the purpose of the Third-Party Allotment is legitimate and reasonable, the terms and conditions of the Third-Party Allotment are appropriate and the procedures for the Third-Party Allotment are fair, and none of them are considered problematic. Based on the above, it cannot be said to be unreasonable to continue the deliberations and negotiations towards the execution of the Share Subscription Agreement;. therefore it is considered that it is not disadvantageous to the minority shareholders of the Company to make the board resolution to execute the Share Subscription Agreement and implement the Third-Party Allotment.

11. Financial results and equity financing for the past three years

(1) Financial results for the past three years (consolidated)

	Fiscal Year Ended March 31, 2023	Fiscal Year Ended March 31, 2024	Fiscal Year Ended March 31, 2025
Consolidated Net Sales	1,507,336 million yen	1,516,255 million yen	1,697,229 million yen
Consolidated Operating Income/(Loss)	17,406 million yen	(8,103) million yen	57,490 million yen
Consolidated Ordinary Income/(Loss)	15,787 million yen	(9,233) million yen	39,310 million yen
Consolidated Profit/(Loss) Attributable to Owners of Parent	(117,664) million yen	17,087 million yen	(217,753) million yen
Consolidated Profit/(Loss) per Share	(204.98) yen	29.77 yen	(379.34) yen
Dividends per Share	- yen	- yen	- yen
Consolidated Net Assets per Share	640.94 yen	682.98 yen	310.90 yen

(2) Current number of outstanding shares and dilutive shares (as of March 31, 2025)

	Number of shares	Percentage of shares outstanding
Number of shares outstanding	574,580,850	100%
Number of dilutive shares at the current conversion price (exercise price)	-	-
Number of dilutive shares at the lower limit of the conversion price (exercise price)	-	-
Number of dilutive shares at the upper limit of the conversion price (exercise price)	-	-

(3) Recent share prices

(i) Last three years

	Fiscal Year Ended March 31, 2023	Fiscal Year Ended March 31, 2024	Fiscal Year Ended March 31, 2025
Opening Price	707 yen	561 yen	515 yen
High Price	757 yen	645.2 yen	633.7 yen
Low Price	478 yen	425 yen	356.7 yen
Closing Price	553 yen	510 yen	419.3 yen

(ii) Last six months

	January 2025	February	March	April	May	June
Opening Price	561 yen	507 yen	485 yen	419 yen	458.9 yen	466.9 yen
High Price	633.7 yen	515.3 yen	493 yen	489.2 yen	494.9 yen	481.4 yen
Low Price	499.1 yen	462.5 yen	419 yen	343 yen	440.2 yen	442.2 yen
Closing Price	510 yen	473 yen	419.3 yen	453.9 yen	468.3 yen	449.6 yen

(Note) For June 2025, as of June 9, 2025.

(iii) Share price on the business day immediately prior to the date of resolution for issuance

June 9, 2025
Opening Price	459.4 yen
High Price	459.9 yen
Low Price	442.2 yen
Closing Price	449.6 yen

(4) Equity financing in the past three years

Not applicable.

12. Terms and conditions of issuance

(1) Common shares

(i) Number of offered shares	270,915,798 common shares
(ii) Amount to be paid for offered shares	448 yen per share
(iii) Total amount to be paid in	121,370,277,504 yen
(4) Amount of increase in capital and capital reserve	Capital : Capital reserve :	60,685,138,752 yen (224 yen per share) 60,685,138,752 yen (224 yen per share)
(5) Payment period	From March 27, 2026 to September 26, 2026
(6) Method of issuance	All common shares will be allocated to Toyota Motor Corporation by way of third-party allotment.

(2) Class A shares

Please refer to Attachment “Terms and Conditions of Issuance of Class A Shares”.

END

Attachment

TERMS AND CONDITIONS OF ISSUANCE OF CLASS A SHARES

(1)	Class of shares to be offered: Class A Shares
(2)	Number of shares to be offered: 175,512,774 shares
(3)	Amount to be paid in per share of the shares to be offered: 448 yen
(4)	Total amount to be paid in: 78,629,722,752 yen
(5)	Payment period: From March 27, 2026, to September 26, 2026
(6)	Amount of increase in capital: 39,314,861,376 yen
(7)	Amount of increase in capital reserve: 39,314,861,376 yen
(8)	Method of offering: Third-party allotment to Toyota Motor Corporation
(9)	Dividends from Surplus: If the Company distributes dividends from surplus, it shall pay in cash, for each share of Class A Shares, to the shareholders holding the shares of Class A Shares (the “Class A Shareholders”) or the registered Class A Shares pledgees (the “Registered Class A Shares Pledgees”) who are listed or digitally recorded in the final shareholders register as of the record date for such dividends, the amount of money calculated by multiplying the dividend per share of Common Shares by the Acquisition Ratio in effect at that time (as defined in (11) (ii); hereinafter the same) (with any fractional amount less than one yen being rounded down to the nearest whole yen), on a pari passu basis with the shareholders holding the shares of Common Shares (the “Common Shareholders”) or the registered Common Shares pledgees (the “Registered Common Shares Pledgees”).
(10)	Distribution from Residual Assets: If the Company distributes residual assets, it shall distribute in cash, for each share of Class A Shares, to the Class A Shareholders or Registered Class A Shares Pledgees, the amount calculated by multiplying the residual asset per share of Common Shares by the Acquisition Ratio in effect at that time (with any fractional amount less than one yen being rounded down to the nearest whole yen), on a pari passu basis with the Common Shareholders and the Registered Common Shares Pledgees.
(11)	Put Option for Shares of Common Shares:
(i)	The Class A Shareholders may at any time request the Company to deliver shares of Common Shares in exchange for the acquisition of Class A Shares by the Company. The number of shares of Common Shares to be delivered per share of Class A Shares in exchange for the acquisition of Class A Shares shall be equal to the number of shares corresponding to the Acquisition Ratio on the date of the request for acquisition. In addition, when calculating the number of Common Shares to be delivered in exchange for the acquisition of Class A Shares, any fraction less than one (1) share shall be rounded down, and no cash payment shall be made as provided in Article 167, Paragraph 3 of the Companies Act.
(ii)	The Acquisition Ratio shall be one (1) to one (1). However, if any of the following events occurs, the Acquisition Ratio shall be adjusted in accordance with the following provisions:
(a)	Share split or consolidation

In the event that the Company splits or consolidates its shares of Common Shares, the Acquisition Ratio shall be adjusted in accordance with the following formula:

Acquisition Ratio after Adjustment	=	Acquisition Ratio before Adjustment	×	Number of shares of Common Shares issued immediately after the effective date of a share split or consolidation
Number of shares of Common Shares issued immediately before the effective date of a share split or consolidation

The effective date of the Acquisition Ratio after Adjustment shall be (i) the day following the record date in the case of a share split, or (ii) the effective date of the share consolidation in the case of a share consolidation.

(b)	Issuance of Shares of Common Shares.

If the Company issues shares of Common Shares or disposes of treasury shares of Common Shares (including share allotment without consideration, but excluding (i) issuance or disposal upon the acquisition of shares or stock acquisition rights (including those attached to bonds with stock acquisition rights; the same applies hereinafter in this paragraph (ii)) in exchange for the delivery of shares of Common Shares, (ii) issuance or disposal upon the exercise of stock acquisition rights under which shares of Common Shares may be issued or disposed, or (iii) the delivery of shares of Common Shares through merger, share exchange, company split, or share delivery; hereinafter referred to as the “Issuance of Common Shares”), at a payment amount less than the market value per share of Common Shares of the Company, the Acquisition Ratio shall be adjusted according to the following formula:

Acquisition Ratio after Adjustment	=	Acquisition Ratio before Adjustment	×	Market value per share of Common Shares		×	Number of shares of Common Shares issued (excluding treasury shares) after the Issuance of Common Shares
				Market value per share of Common Shares	×	Number of shares of Common Shares issued (excluding treasury shares) before the Issuance of Common Shares	＋	Paid-in amount per share of the Common Shares newly delivered upon the Issuance of Common Shares	×	Number of shares of Common Shares newly delivered upon the Issuance of Common Shares

In this (b), the term “Market value per share of Common Shares” shall mean: (i) in the event that the Common Shares is listed as of the relevant record date of the Issuance of Common Shares (or in the absence of such record date, the payment date for issuance or disposal of shares of the Common Shares (if a payment period is specified, the last day of such payment period), or, in the case of allotment without consideration, the effective date thereof; the “Adjustment Record Date”), the price equivalent to the average of the daily volume-weighted average price of the Company’s shares of Common Shares in the regular trading on the Tokyo Stock Exchange, Inc. over a period of 30 trading days beginning on the 45th trading day prior to the Adjustment Record Date (fractions less than one (1) yen shall be calculated to the second decimal place and rounded off at the second decimal place); and (ii) in the event that the Common Shares is not listed as of the Adjustment Record Date, the book value per share of the Company’s Common Shares (on a consolidated basis) calculated as of the Adjustment Record Date according to the following formula:

Book value per share of the Company’s Common Shares (on a consolidated basis)	=	Book value based on the latest consolidated balance sheet	-	(	The amount of money paid-out after the end of the accounting period of the consolidated balance sheet due to the distribution from surplus or the acquisition of treasury shares	+	Deposit for subscription of new shares and deposit for subscription of treasury shares	+	Stock Acquisition Rights	+	Minority interest	)
		Number of shares of Common Shares issued (excluding treasury shares)			＋	Number of shares of Class A Shares issued (excluding treasury shares)		×			Acquisition Ratio

The effective date for the Acquisition Ratio after Adjustment shall be the day following the Adjustment Record Date.

(c)	In addition to the cases referred to (a) and (b) above, if it becomes necessary to adjust the Acquisition Ratio due to an issuance or disposal of shares in a merger, a company split, a share exchange or share delivery, an issuance of stock acquisition rights or an allotment without consideration, or other reasons similar to those referred to in (a) and (b) above, the subsequent Acquisition Ratio shall be reasonably adjusted.
(d)	The “Acquisition Ratio before Adjustment” used in (a) and (b) above shall be the Acquisition Ratio effective immediately prior to the application of the Acquisition Ratio after Adjustment.
(12)	Voting Rights: The Class A Shareholders shall not be entitled to vote at any general meeting of shareholders of the Company.
(13)	Resolution of the General Meetings of Class Shareholders’ Meeting: In the event that the Company takes any of the actions listed in each item of Article 322, Paragraph 1 of the Companies Act, a resolution of the general meeting of class shareholders consisting of the Class A Shareholders shall not be required, except as required by laws and regulations.
(14)	Consolidation and Splitting of Shares, Allocation of Shares to be Offered, etc.: The Company shall not consolidate or split any shares of Class A Shares, unless otherwise provided by laws and regulations. The Company shall not grant the Class A Shareholders the right to receive an allotment of shares to be offered or the right to receive an allotment of share acquisition rights, nor shall it make any allotment of shares or share acquisition rights to the Class A Shareholders without consideration.
(15)	Restrictions on Transfer: The acquisition of shares of Class A Shares by transfer shall be subject to the approval of the Board of Directors of the Company.
(16)	In addition to the foregoing, these terms and conditions are subject to the effectiveness of any required procedures under various laws and regulations.